Cimarex Announces First-Quarter Production Volumes and
                           Provides Operations Update

      DENVER, April 30 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today announced that first-quarter 2007 oil and gas production volumes averaged
441.5 million cubic feet equivalent per day (MMcfe/d). The current quarter's average daily production was comprised of 324.2 million cubic feet of gas and 19,552 barrels of oil.

      First-quarter prices are expected to be in the range of $6.65 to $6.85 per thousand cubic feet of gas and $55.00 to $55.50 per barrel of oil.

      Exploration and Development Activity

      Cimarex drilled 110 gross (62 net) wells during the first quarter of 2007, completing 94% as producers. Drilling activity remains high with 22 operated rigs currently running. Exploration and development activity is focused on oil and gas plays principally located in the Mid-Continent, Permian Basin and Gulf Coast areas of the United States. Cimarex's exploration and development capital investment for 2007 is still projected to range from $800 million to $1 billion.

      Mid-Continent

      Cimarex drilled 57 gross (26 net) wells in the Mid-Continent region during the first quarter of 2007, completing 96% as producers. First-quarter 2007 Mid-Continent production volumes averaged 183 MMcfe/d, an increase of 4% over the first quarter of 2006.

      Drilling principally occurred in Roberts and Hemphill Counties in the Texas Panhandle where 24 gross (15 net) wells were drilled and 100% were completed as producers. Wells which commenced production in the first quarter include the Byrum 14-4 (75% working interest) at 1.9 MMcfe/d, Flowers 14-61 (100% working interest) at 1.2 MMcfe/d and the Flowers Trust 11-82 (25% working interest) at 6.5 MMcfe/d.

      Nine operated rigs are currently drilling in the Mid-Continent region, including five in the Texas Panhandle.

      Permian Basin

      Permian Basin first quarter drilling totaled 43 gross (29 net) wells, 98% of which were completed as producers. First-quarter 2007 Permian Basin production volumes averaged 139 MMcfe/d, an 8% increase over first quarter of 2006.

      First-quarter southeast New Mexico drilling totaled 21 gross (13 net) wells with 100% being completed as producers. Primary formations include the Morrow, Atoka and Strawn at depths of 11,500-14,000 feet. Recent wells brought on production in southeast New Mexico include the Caudill West 17 (78% working interest) at 1.9 MMcfe/d, Maduro Unit 8 (52% working interest) at 1.9 MMcfe/d and the Black Magic 6 Fed Com 1 (100% working interest) at 1.8 MMcfe/d.

      A total of nine gross (five net) wells were drilled in West Texas, of which 89% were successful. Cimarex re-entered existing well-bores and drilled four gross (two net) horizontal wells in the Bone Spring formation in the War-Wink field. Initial production rates from these wells averaged 200 - 400 barrels of oil equivalent per day. Cimarex also finished drilling two Ellenburger wells in the Will-O field. The two wells, the Phillip Arledge 11 (100% working interest) and Phillip Arledge 15 (100% working interest) commenced production at 2.1 and 1.3 MMcfe/d, respectively.

      Cimarex has nine operated rigs drilling in the Permian Basin, five in southeast New Mexico and four in West Texas.

      Gulf Coast

      Cimarex drilled nine gross (six net) Gulf Coast wells during the first quarter of 2007, completing 67% as producers. First-quarter 2007 Gulf Coast production volumes averaged 74 MMcfe/d versus 106 MMcfe/d in the first quarter of 2006. However, first-quarter 2007 volumes increased 8% over the fourth-quarter 2006. Fluctuations in Gulf Coast production volumes are attributable to timing of exploration success relative to natural reservoir declines.

      First-quarter 2007 Yegua/Cook Mountain drilling in Liberty/Hardin County, Texas totaled four gross (three net) wells with a 100% success rate. The Hartel 2 (96% working interest) began producing late in the first quarter at 290 barrels of oil equivalent per day. In Hidalgo County, Texas, Cimarex also drilled a Vicksburg discovery, the Brown 1 (100% working interest) which commenced production at 3.2 MMcfe/d.

      Cimarex has four operated rigs drilling in the Gulf Coast, two in south Texas, one in South Louisiana, and one in Plaquemines Parish, Louisiana state waters.

      Gulf of Mexico

      First quarter drilling activity was limited to one development well at Main Pass 232. Offshore activity is now focused on completion operations and facility installations at prior-year Main Pass discoveries. First-quarter 2007 Gulf of Mexico production volumes averaged 38 MMcfe/d, as compared to 40 MMcfe/d in the first quarter of 2006.

      Cimarex will release its first-quarter 2007 financial results on Wednesday, May 9, 2007 before the market opens and will host a follow-up conference call at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive conference call, please dial 888-858-4756 and reference call ID # 8718366 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at 877-519-4471 by using the conference ID # 8718366. The listen-only web cast of the call will be accessible via www.cimarex.com.

      About Cimarex Energy

      Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

      This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SOURCE   Cimarex Energy Co.
    -0-  04/30/2007
    /CONTACT: Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /